Exhibit 10.60

September 17, 2024

James Mikolaichik

Dear James,

We are pleased to offer you the position of Chief Financial Officer and Treasurer of United Parks & Resorts Inc. (the “Company”) with a start date commencing on [xx], 2024 or such earlier date as agreed between you and the Company’s Chief Executive Officer (the “Start Date”). You will be compensated at an annual rate of $400,000, payable semi-monthly (the “Base Salary”). In your position of Chief Financial Officer and Treasurer you will report to the Chief Executive Officer of the Company. Your principal place of employment will be the Company’s corporate office, currently at 6240 Sea Harbor Drive, Orlando, Florida (but not more than 50 miles from such location unless you consent in writing). This offer will remain open for acceptance by you at any time on or before October 1, 2024.

You will be eligible to participate in the annual incentive bonus plan, as adopted by the Company from time to time (the “Annual Bonus Plan”), with a target annual incentive bonus of 100% of your Base Salary, less applicable taxes, deductions, and withholdings, payable in cash and/or stock in the Company’s sole discretion. The plan year is currently from January 1 to December 31. Target incentives do not constitute a promise of payment. Any actual bonus paid will be subject to the terms and conditions of the Annual Bonus Plan and contingent upon the level of achievement of Company performance objectives as established by the Compensation Committee of the Company’s Board of Directors (the “Board”) for such fiscal year and, to the extent applicable, the assessment of your individual performance goals for such fiscal year. For the plan year ended December 31, 2024, bonus payout will consist of a grant of Restricted Stock Units (“RSUs”) with a grant date value equal to 100% of the full- year bonus target with a vest date of March [xx], 2025. To qualify for an incentive bonus under the Annual Bonus Plan, you must remain continuously employed by the Company through the date that the incentive bonus is paid.

You are eligible to participate in the long-term equity incentive plan as adopted by the Company from time to time. Your annual target opportunity under the long-term incentive plan is 200% of your Base Salary, subject to vesting and other terms and conditions of both the Company's standard stock award agreement and the Company's equity incentive plan (more detail to be provided to you). The next anticipated long-term award will be made in 2025; provided you will also receive the full year 2024 long-term award (valued at $800,000) on your Start Date. This equity grant will be made on your Start Date subject to Board approval. The Compensation Committee and Board have regularly scheduled meetings during the year to review and approve equity awards associated with this plan, and will make any approval needed to assure you receive the foregoing 2024 long-term award.

Subject to Compensation Committee approval, you will receive an initial equity award of $5,000,000. This award will consist of a grant of Restricted Stock Units (“RSUs”) with a grant date value of $2,000,000 (the “Initial RSU Grant”). You will also receive a number of Options equal to $1,500,000 (the number of Options determined by $1,500,000 divided by the closing stock price on date immediately prior to your Start Date) (the “Initial Option Grant”). One quarter of each of the Restricted Stock Units and Options shall vest on each of the first four anniversaries of the date of the grant. You will also receive Performance Stock Units (“PSUs”) with a grant date value of $1,500,000 pursuant to the vesting terms established under the Company’s 2024 long-term equity incentive plan. The actual number of Options, RSUs and PSUs that you will receive will be determined based upon the fair market value of the Company’s common stock on the grant date or Start Date, as applicable. These initial equity grants will be made as of your Start Date. All equity grants contemplated herein will be made in accordance with the Company's Equity Award Grant Policy. All vesting events are contingent upon your continued employment with the Company through such dates; provided, that, in the event your employment is terminated by the Company without Cause or you resign for Good Reason (each as defined in Exhibit A hereto), in each case, on or prior to the second anniversary of the Start Date you will be entitled to immediately vest with respect to any RSUs and Options granted under the Initial RSU Grant and the Initial Option Grant, as applicable, that would have otherwise vested on or prior to the second anniversary of the Start Date but for such termination of employment, to the extent not already vested. The terms will be outlined in greater detail in your definitive binding grant agreements.

You will be eligible to receive a grant of matching Options on a 1-for-1 basis if you invest in the common stock of the Company during the first open trading window following the Start Date (or, if you cannot then purchase shares during such period because of applicable securities laws, the first open trading window during which you can purchase such shares) up to a maximum of $2,000,000 of Company common stock purchased. The terms and conditions of the program are set forth in the award agreements substantially in the forms attached as Exhibits A-1 and A-2 hereto.

As a valued Ambassador of the Company, you will be eligible to participate in our competitive benefits package. You must enroll in your benefits within 31 days of your hire date. Failure to do so will result in the inability to enroll in benefits until the next plan year unless you experience a qualifying life event. You and your eligible dependents will be eligible to participate in the Company's Health & Welfare plans effective the first of the month following your date of hire. You will be eligible for participation in the 401K plan the start of the month following 6 months of employment. To view benefit plan details before orientation, you can visit: https://alliantbenefits.cld.bz/SeaWorld-2024-New-Hire-Guide/.

You will be eligible to receive severance benefits comparable to other executives at your level under the Company’s Key Employee Severance Plan, as in effect from time to time (the

“Plan”). The Plan is attached as Exhibit B hereto.

During the course of your employment, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company and its affiliates. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at the Company. Therefore, you will be required to read, complete, and sign the Company’s standard Intellectual Property & Confidentiality Agreement. As a condition of your employment and by signing below you agree to be bound by the non-competition, non- solicitation, non-disparagement and other provisions set forth in Appendix A to Exhibit A attached hereto. In addition, the Company insists that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement you have with any third party.

As a Company Ambassador, you must devote your full business efforts and time to the Company. This obligation, however, will not preclude your from engaging in appropriate civic, charitable or religious activities or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at the Company. Any outside activities must be in compliance with and approved if required by the Company’s Code of Business Conduct and Ethics or its Corporate Governance Guidelines.

As standard policy, this offer of employment is contingent upon agreeing to adhere to all Company policies and procedures. All payments set forth herein are subject to applicable taxes, deductions, and withholdings.

The Company will pay or reimburse you for reasonable legal fees actually incurred in connection with the negotiation and drafting of this offer of employment and related documentation, up to a maximum of $15,000, which will be paid within 30 days following receipt of appropriate documentation.

This offer letter and the referenced documents and agreements constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements, or communications between you and the Company concerning those matters.

We are confident that you will be able to make a significant contribution to our continued success, as an Ambassador of the Company. We look forward to having you on the team!

Sincerely,

/S/ Marc Swanson

Marc Swanson

Chief Executive Officer

I accept this offer of employment as described in this letter:

/S/ James Mikolaichik